Exhibit 10.1

February 5, 2013

Walter J. Galvin

Dear Walter:

I want to express to you on behalf of the entire Emerson organization our appreciation for your 40 years of service to the company and the significant contributions you have made to Emerson in your various assignments, most notably as Vice Chairman and Chief Financial Officer. This letter agreement ("Agreement") serves to memorialize your voluntary retirement from Emerson effective as of the end of the day, February 5, 2013, and sets forth our agreements in connection with your retirement. In this Agreement, references to "Emerson" mean Emerson Electric Co., and references to "Emerson Entities" mean Emerson and its business and operating units and its direct and indirect subsidiaries and affiliates, as the same may exist now or in the future, including those corporations or other legal entities in which Emerson has a direct or indirect ownership or investment interest of 20% or more.

In consideration of the good and valuable consideration provided to you pursuant to this Agreement, you agree as follows, effective upon the date of your retirement:

1.
You will not, without first obtaining written approval from Emerson: (a) make any public statement in the nature of a press release or media interview with respect to any aspect of your employment with any of the Emerson Entities, or (b) make any statement, written or oral, with respect to the past or projected future financial or operational performance, plans or methods of any of the Emerson Entities or concerning any of the directors, officers, employees or business or financial activities of any of the Emerson Entities. You also agree that you will not use, directly or indirectly for yourself or use for or disclose to any other person or legal entity, other than Emerson or another Emerson Entity, any secret or confidential information or data regarding the business of any of the Emerson Entities. You will immediately deliver to Emerson without reproduction all such information or data in your possession. This includes, but is not limited to, business plans or strategies, product information, engineering information, customer lists, company policies and procedures, financial information and information concerning operational methods, employees, product development techniques or plans and business acquisition plans or

Walter J. Galvin
February 5, 2013

programs.

2.
You will not hire or solicit to hire, or assist anyone else in soliciting or hiring, any employee of Emerson or of any of the other Emerson Entities for the longer of (a) a period of two (2) years from the effective date of your retirement or (b) a period ending two (2) years after the termination by Emerson or expiration of the term during which you provide consulting services to Emerson and the Emerson Entities, as described in more detail in the accompanying Consulting Agreement.

3.
Without Emerson's prior written consent, you will not compete, directly or indirectly, with Emerson or any of the other Emerson Entities for the longer of (a) a period of two (2) years from the effective date of your retirement or (b) a period ending two (2) years after the termination by Emerson or expiration of the term during which you provide consulting services to Emerson and the Emerson Entities, as described in more detail in the accompanying Consulting Agreement. For purposes of this Agreement, the term "compete" includes, without limitation, (a) any investment in, or providing services to (in any capacity), any equity fund, hedge fund or other investment vehicle (however structured) that, either directly or indirectly (through portfolio company investments or otherwise), competes directly or indirectly with Emerson or any of the other Emerson Entities (provided, however, that such investments shall not be covered if the fund or investment vehicle is open to the public and/or your interest is five percent (5%) or less) and/or (b) entering the employ of, providing consulting services to, or otherwise assisting or having any interest (financial or otherwise) in, any person, firm, corporation or other entity engaged in business activities competitive with any business of Emerson or of any of the other Emerson Entities. The foregoing shall not restrict you, however, from owning five percent (5%) or less of the securities of any competitor of either Emerson or  any of the other Emerson Entities, if that competitor is listed on any national securities exchange or traded over-the-counter, and as long as you have no other connection or relationship with the issuer of such securities. You agree that this non-compete restriction, including the time and scope, is reasonable in light of your in-depth knowledge of the total business of the Emerson Entities and as a result of your present and prior positions, duties and responsibilities with Emerson and the Emerson Entities and as a result of your access to confidential and trade secret information relating to all of the businesses and units of the Emerson Entities. Also, we agree that if we have any dispute, which we feel sure will not occur, then Missouri law will apply and courts in Missouri will have exclusive jurisdiction. You also hereby reaffirm your obligations under all existing non-compete agreements that you have with Emerson, including your obligations (and the rights and remedies of Emerson) under the Emerson non-qualified supplemental executive retirement plan, the Emerson Incentive Share plans and grant agreements, the Emerson Stock Option plans and grant agreements (including the clawback

Walter J. Galvin
February 5, 2013

provisions therein) and the Consulting Agreement referred to in Paragraph B below, and you agree that your obligations under this Paragraph 3 are in addition to, and do not invalidate or otherwise supersede, your obligations under such other plans, agreements or contracts.

4.
You will release and discharge Emerson and the other Emerson Entities and their respective directors, officers, employees and agents from any and all liability except as set forth herein and, to that end, you agree to sign the accompanying Waiver, Release and Covenant Not to Sue. The execution by you, and the effectiveness, of this Waiver, Release and Covenant Not to Sue are conditions precedent to the effectiveness of this Agreement and the accompanying Consulting Agreement. Further, if this document is not executed by you or is not effective, then this Agreement and the accompanying Consulting Agreement shall be null and void.

5.	You will tender in writing your resignation as Vice Chairman and as a Director of Emerson, effective February 5, 2013.

6.	You will remain subject to Emerson’s Clawback Policy, a copy of which is attached to this Agreement.

7.
You will continue to serve as a Director of Factory Mutual Insurance Company, at Emerson’s request, from the date hereof through January 31, 2014, and will continue to be indemnified by Emerson with respect to such service during such period.

8.
You agree to keep this Agreement and any accompanying agreements or undertakings and their contents in strictest confidence, and you will not divulge this Agreement or any accompanying agreements or undertakings or their contents to anyone other than members of your immediate family or financial advisors, whom you ensure will comply with this provision as long as this Agreement and any accompanying agreements or undertakings and their contents are not made public by Emerson. You understand and agree that Emerson may disclose this Agreement and/or the terms hereof in its filings with the Securities and Exchange Commission or otherwise.

Subject to, and conditioned upon, your compliance with your obligations under Paragraphs 1 through 8 above, you will receive the compensation and benefits outlined below in connection with your retirement from Emerson:

A.	You will continue to receive your current annual base salary through February 5, 2013.

B.	Beginning February 5, 2013, you will provide consulting services to Emerson and the Emerson Entities as provided in the accompanying Consulting Agreement.

Walter J. Galvin
February 5, 2013

C.	After February 5, 2013, Emerson will continue to pay for your leased automobile, financial planning, and your existing club dues, provided that Emerson may terminate such payments at any time.

D.
In accordance with the terms of the applicable Emerson Stock Option plans and as approved by the Compensation Committee, your unvested stock options, which are due to vest on October 4, 2013, will vest on February 5, 2013, and you will have up to five years from the date of your retirement (but no longer than the original term of your respective options) to exercise your stock options. You should note, however, that any of these stock options that are not exercised by you within ninety (90) days of the date of your retirement will become non-qualified stock options as required by Internal Revenue Service regulations.

E.
Commencing March 1, 2013, pursuant to the terms and conditions of the qualified all-employee Emerson Retirement Plan and the related non-qualified supplemental executive retirement plan (which plan covers the benefits you would have been entitled to under the all-employee Retirement Plan were it not for the compensation limitations imposed under the Internal Revenue Code ("Code")), you will be eligible to receive your monthly pension benefits earned to date under each of these plans, subject only to the provisions of each such plan. You will forfeit the pension benefits under the non-qualified supplemental executive retirement plan if you violate any of your obligations to Emerson under that plan.  Payments of your pension benefits will be paid monthly in the manner set forth in the plans, subject to the terms and conditions of the plans, including reduction for annuity options provided under the plans; provided, however, that the portion of your non-qualified supplemental executive retirement plan benefits which are not "grandfathered" from coverage under Section 409A of the Code shall be deferred to the extent required by Code Section 409A.

F.
Upon your retirement, just like any other employee retiring from Emerson, at your election you will be eligible to receive distributions from your Emerson 401(k) plan. You are also eligible to receive distributions under the Emerson non-qualified 401(k) plan (which plan allows you to make contributions and continue to receive the company matching contribution you would have been entitled to receive were it not for the compensation limits imposed under the Code), subject only to the provisions of such plan. Distributions from this plan which are not "grandfathered" under Section 409A of the Code shall be deferred to the extent required by Code Section 409A. Additionally, you will be eligible for a $1,000 life insurance benefit to which any other employee is entitled. Finally, following your retirement, you may continue coverage under the former split dollar and group universal life policies owned by you, at your own expense with no

Walter J. Galvin
February 5, 2013

     premium payments or other obligations by Emerson.

This Agreement shall be interpreted in accordance with and governed by the laws of the State of Missouri, without regard to conflict of law principles. It is conclusively deemed that this Agreement was entered into in the State of Missouri.

Emerson and you agree that any legal action or proceeding with respect to this Agreement shall be brought and determined in the federal or state courts located in the State of Missouri, and Emerson and you submit with regard to any such action or proceeding to the exclusive jurisdiction of such courts.

You acknowledge that Emerson has advised you to consult with an attorney if you need assistance in reviewing or understanding this Agreement or any of the documents referenced in this Agreement.

Please confirm that the foregoing represents your understanding of our entire agreement by signing in the space provided below.

Sincerely, /s/ David N. Farr

David N. Farr
Chairman and Chief Executive Officer

ACCEPTED AND AGREED TO THIS 5th
DAY OF FEBRUARY, 2013:

__/s/ Walter J. Galvin________________

Walter J. Galvin

EMERSON ELECTRIC CO. CLAWBACK POLICY

If the Board determines that an executive officer has engaged in intentional misconduct that caused or partially caused a material restatement of the Company's consolidated financial statements, the Board may, to the extent permitted by law and to the extent it determines that it is in the Company's best interests to do so, require reimbursement to the Company of, or reduce or cancel, that portion of annual incentive or any long-term incentive compensation paid or credited to such executive officer on or after October 1, 2009 that would not have been paid or credited had the consolidated financial statements that are the subject of such restatement been correctly stated. For purposes of this policy, the term "executive officer" means any officer of the Company who is required to file reports pursuant to Section 16 of the Securities Exchange Act of 1934.